Exhibit 3.8

CERTIFICATE OF ELIMINATION

of

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

of

IAC/INTERACTIVECORP

(Pursuant to Section 151 of the
Delaware General Corporation Law)

IAC/InterActiveCorp, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors of the Company previously designated 1,000 shares of the Preferred Stock of the Company as Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designations of Series B Cumulative Convertible Preferred Stock (the “Series B Certificate of Designation”), with respect to such Series B Preferred Stock, which Series B Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware on August 9, 2005 and is in full force and effect on the date hereof.

SECOND: The Board of Directors of the Company has adopted the following resolutions:

FURTHER RESOLVED, that none of the authorized shares of Series B Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations of Series B Preferred Stock (“Series B Certificate of Designation”).

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, in the name of and on behalf of the Company, to execute and file, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series B Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect, once effective, of eliminating from the Company’s certificate of incorporation all matters set forth in the previously filed Series B Certificate of Designation with respect to the Series B Preferred Stock.

THIRD: In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Series B Certificate of Designation with respect to the Series B Preferred Stock are hereby eliminated from the Certificate of Incorporation.

FOURTH: This Certificate of Elimination shall become effective at 11:00 a.m. Eastern Time on June 30, 2020.

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Company by Glenn Schiffman, its Executive Vice President and Chief Financial Officer.

/s/ Glenn Schiffman
Name:	Glenn Schiffman
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Certificate of Elimination]